    As filed with the Securities and Exchange Commission on October 24, 2002

                                                     Registration No. 333-100194


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            VIE FINANCIAL GROUP, INC.
                  (formerly The Ashton Technology Group, Inc.)
              ------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                        22-6650372

(State or other jurisdiction of                          (I.R.S. Employer
 incorporation ororganization)                         Identification Number)

                               1835 Market Street
                                    Suite 420
                        Philadelphia, Pennsylvania 19103
                                 (215) 789-3300

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 Dean G. Stamos
                             Chief Executive Officer
                            Vie Financial Group, Inc.
                               1835 Market Street
                                    Suite 420
                        Philadelphia, Pennsylvania 19103
                                 (215) 789-3300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ______________

                                   Copies to:

                            William W. Uchimoto, Esq.
                                 General Counsel
                            Vie Financial Group, Inc.
                          1835 Market Street, Suite 420
                      Philadelphia, Pennsylvania 19103-2921
                                 (215) 789-3300


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

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  ____________



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 24, 2002


The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders are not allowed to sell these securities nor accept offers to buy these securities, prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not solicitation of an offer to buy these securities in any state in which the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                        44,164,274 SHARES OF COMMON STOCK


                            VIE FINANCIAL GROUP, INC.


                                   __________


This prospectus relates to the sale of up to 44,164,274 shares of common stock of Vie Financial Group, Inc. offered by the selling stockholders listed on page 15 of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, national quotation system or trading facility on which the shares are traded, in private transactions, through the writing of options on the shares, or through a combination of such methods of sale, or such other methods as are described under the plan of distribution on page 18 of this prospectus, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Our common stock is quoted on the OTC Bulletin Board under the symbol "VIEF.OB". The closing price of our common stock on October 18, 2002, was $0.08 per share.


Investing in our common stock involves a high degree of risk. You should carefully consider the matters in the "Risk Factors" section, beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is ___________.

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
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHO WE ARE ................................................................   3

RISK FACTORS ..............................................................   4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS .................  14

USE OF PROCEEDS ...........................................................  15

SELLING STOCKHOLDERS ......................................................  15

PLAN OF DISTRIBUTION ......................................................  18

DESCRIPTION OF CAPITAL STOCK ..............................................  20

WHERE YOU CAN FIND MORE INFORMATION .......................................  22

IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS ...................  22

            You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                                   WHO WE ARE

         Vie Financial Group, Inc., formerly The Ashton Technology Group, Inc., was formed as a Delaware corporation in 1994. Vie Financial Group and its subsidiaries provide electronic trading and brokerage solutions for institutional investors and broker-dealers. We provide liquidity in S&P 500, Nasdaq 100 and Russell 1000 securities to global institutional investors. As part of our trade execution services, we offer a guaranteed fill program to our customers. This program provides a guaranteed source of anonymous block liquidity, which helps reduce market impact and lowers transaction costs. We provide these trade execution services primarily through our broker-dealer subsidiaries, Vie Institutional Services, Inc. (formerly Croix Securities, Inc.) and Vie Securities, LLC (formerly ATG Trading, LLC.)

          Vie Institutional Services was formed in February 1999 as a broker-dealer registered with the Philadelphia Stock Exchange and the National Association of Securities Dealers (NASD). Through Vie Institutional Services, we provide liquidity for block trades at the volume-weighted average price (VWAP) for our buy-side institutional clients. We anonymously match customers' orders with liquidity from various providers, thereby protecting our client trade information. By executing trades at the VWAP, we are able to minimize our customers' exposure to market impact, or the implicit cost of trading that results when large orders cause changes in the short-term supply and demand of a stock, thereby impacting its market price. On May 30, 2002, we launched our new interval product which provides the VWAP during sessions beginning on each half hour time interval from 9:30 A.M to 2:00P.M., and ending at 4:00 P.M., for the above mentioned securities. We operate Vie Institutional Services as an agency broker that matches buy-side institutional orders with other buy-side or liquidity provider orders. We collect commissions from our customers and pay fees to our liquidity providers on a per share basis.

         Vie Securities was formed in July 2000 as a broker-dealer engaged in proprietary trading. On September 19, 2002, Vie Securities received approval to operate as a member of the NASD. Through Vie Securities, we are implementing our proprietary trading algorithm that allows us to minimize our cost of providing guaranteed liquidity at the VWAP for securities in the S&P 500, Nasdaq 100 and the majority of Russell 1000 stocks to our broker-dealer customers that participate in our guaranteed fill program. The Vie Securities guaranteed fill program is being offered to broker-dealers, including Vie Institutional Services, at competitive price levels. We are currently in the process of testing our trading algorithm, offering it to customers on a limited basis.


         We are a subsidiary of OptiMark Innovations, Inc., a Delaware corporation, and an indirect subsidiary of OptiMark Holdings, Inc., a Delaware corporation. In this prospectus we refer to OptiMark Innovations, Inc. as "Innovations." On May 7, 2002, Innovations acquired approximately 88% of our outstanding shares of common stock, and we issued a senior secured convertible note to Innovations for $2,727,273, which is convertible into 58,870,757 shares of our common stock. Assuming conversion of this note, Innovations would own approximately 89% of our common stock. As long as Innovations owns a majority of our outstanding common stock, Innovations will be able to elect a majority of our board of directors and control the outcome of any other matter submitted to a vote of our stockholders. Pursuant to an Investors' Rights Agreement, Innovations has the right to approve certain significant corporate matters such as (i) the issuance of additional shares of common stock; (ii) the repurchase or redemption of our securities; (iii) a merger, consolidation, or sale of substantially all of our assets; or (iv) our involvement in any business other than our current line of business.

         Since our inception we have not realized an operating profit and have reported significant losses. Our business is subject to significant risks, as discussed further in the following section entitled "Risk Factors."

         Our principal executive offices are at 1835 Market Street, Suite 420, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 789-3300. Our website is www.viefinancialgroup.com. Information on our website does not constitute part of this prospectus.





Recent Developments


     Corporate Name Change. On October 9, 2002, we changed our name to Vie Financial Group, Inc. from The Ashton Technology Group, Inc. We also changed the name of our subsidiaries, Croix Securities, Inc. and ATG Trading, LLC to Vie Institutional Services, Inc. and Vie Securities, LLC, respectively.

     Chief Executive Officer. We hired Dean Stamos as our Chief Executive Officer on October 9, 2002. Mr. Stamos, 36, is co-founder and the former president of NYFIX Millennium. Robert J. Warshaw, a director and our acting Chief Executive Officer, resigned his position as Chief Executive Officer upon Mr. Stamos' employment. Mr. Warshaw will continue to serve on our board of directors. Further, Fred Weingard has resigned from our board of directors, and Mr. Stamos was appointed to fill the vacancy left by Mr. Weingard. Mr. Weingard will continue to serve as Executive Vice President and Chief Technology Officer.

     We have entered into an employment contract with Mr. Stamos, effective October 9, 2002. The contract has an initial one-year term, and we may extend it for additional one-year terms with 60 days' advance notice before expiration. The agreement provides for a salary of no less than $300,000 per year, performance bonuses of up to $200,000 for the first year (with $100,000 of the bonus guaranteed assuming continued employment), and the potential for additional discretionary bonuses. We will pay the two one-time performance bonuses of $100,000 each if, respectively, (i) we achieve net proceeds from financing of $10 million or more before January 31, 2003 and/or (ii) we achieve earnings before interest and taxes in any two consecutive months before May 1, 2003 (other than where there have been certain unapproved changes to our operating cost structure). If we terminate Mr. Stamos' employment without cause or if a constructive termination occurs, we will be required to pay him amounts ranging from six months' to one year's base salary, depending upon the date of termination, and vesting of his options will partially accelerate. The agreement also contains customary definitions of "cause" and "constructive termination" and contains customary confidentiality and non-competition provisions.

     Also in connection with Mr. Stamos' employment, our board granted him options to acquire 47,555,279 shares of our common stock under the 2002 Option Plan at an exercise price of $0.08 per share. The options are incentive stock options to the extent the tax laws allow and nonqualified stock options for the remainder. The options become exercisable over four years, assuming continued service, with the exercisability partially accelerated if Mr. Stamos' employment is terminated without cause, if he resigns as a result of constructive termination, or upon a change in control of the company. Mr. Stamos has anti-dilution rights on 50% of his options with respect to the first post-employment round of financing (defined as our receiving net proceeds of $1 million or more from a single funding source or $3 million or more from more than one source). These anti-dilution rights will entitle him to receive additional options to purchase shares at an exercise price of $0.08 per share, subject to the same exercise schedule as the initial options, to preserve his relative ownership percentage on a fully-diluted shares outstanding basis in place on the date of grant of his initial options.


         Financial Condition. Our cash position as of September 30, 2002 is $4,367,385. We believe our current cash position will be sufficient to fund our operations through March 31, 2003. Included in our cash balance is approximately $2.3 million which is invested in the net capital of our broker-dealer operations. We believe the current level of net capital is sufficient to allow us to expand our business as planned and to achieve our targeted revenues. If necessary, we may seek to use a portion of our excess net capital to fund our operations. However, if we use net capital for such purposes, our broker-dealer business operations may be limited, and we may be unable to grow and increase revenues at the rate we anticipate, which could adversely affect our financial condition and operating results.





         We are seeking to raise additional financing which could take the form of equity or debt offerings, spin-offs, joint ventures, or other collaborative relationships that may require us to issue shares or share revenue. Any such financing strategies would likely impose operating restrictions on us or be dilutive to holders of our common stock, and may not be available on attractive terms or at all. Further, any additional financing we enter into would be subject to approval by Innovations pursuant to the Investors' Rights Agreement.


         Stockholder Approval of Reverse Stock Split. On September 13, 2002, our stockholders authorized our board of directors to consider and implement a reverse split of our common stock in a conversion ratio of between 1-for-10 and 1-for-30. If the board determines to effect a reverse split, it must set the record date, which shall be no later than October 31, 2002, for stockholders eligible to participate in the reverse stock split.

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risks before making an investment decision. Any of the risks described below could materially adversely affect our business, operating results and financial condition. The risks described below may not be the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial also could seriously impair our business, operating results and financial condition. The trading price of our stock could decline due to any of these risks, and you could lose all or part of your investment.

                    Risks Related to Our Financial Condition

If demand for our products and services fails to grow, we may never achieve profitability

         We have never realized an operating profit and have reported significant losses. As of June 30, 2002, we have accumulated losses of approximately $87.5 million.


         We were founded in 1994 as a development stage company. We derived all of our revenues in the three-month period ended June 30, 2002 on a per transaction basis for VWAP securities trades executed through our subsidiary Vie Institutional Services. Approximately 90% of the revenues during the three-month period ended June 30, 2002 were from transactions with a single customer. We can give no assurance that we will successfully develop additional products or obtain additional customers, or that the marketplace will accept any new products we are able to develop. Our future success will depend on continued growth in demand for VWAP trading and other electronic trade execution services, and our ability to respond to regulatory and technological changes and customer demands. If demand for our products and services fails to grow at the rate we anticipate and we are unable to increase revenues, then our business, financial condition and operating results will be materially and adversely affected.


We may need additional financing to fund our operations and strategic initiatives

         We believe that without generating any revenues from our operations, the $10,000,000 gross proceeds we received from Innovations in May 2002 should be sufficient to fund our operations through March 31, 2003. Our cash position as of September 30, 2002 is $4,367,385. Included in our cash balance is approximately $2.3 million which is invested in the net capital of our broker-dealer operations. We believe the current level of net capital is sufficient to allow us to expand our business as planned and to achieve our targeted revenues. If necessary, we may seek to use a portion of our excess net capital to fund our operations. However, if we use net capital for such purposes, our broker-dealer business operations may be limited, and we may be unable to grow and increase revenues at the rate we anticipate, which could adversely affect our financial condition and operating results.





         We are seeking to raise additional financing which may take the form of equity or debt offerings, spin-offs, joint ventures, or other collaborative relationships that may require us to issue shares or share revenue. These financing strategies would likely impose operating restrictions on us or be dilutive to holders of our common stock, and may not be available on attractive terms or at all. Further, any additional financing we enter into would be subject to approval by Innovations pursuant to the Investors' Rights Agreement.


Our business is highly volatile and our quarterly results may fluctuate significantly

         We have experienced an increase in volatility of trading volume executed through our systems from session to session during the past year. These fluctuations have a direct impact on our operating results and cause significant fluctuations in our day-to-day profitability. We cannot be certain that the volatility in our daily trading volume will not continue. Moreover, the continued volatility in the securities markets could result in significant proprietary trading losses. These losses could have a material adverse effect on our business, financial condition and operating results. If demand for our current services declines and/or never materializes for our future products and services, and we are unable to adjust our cost structure on a timely basis, it could have a material adverse effect on our business, financial condition and operating results.

         Our revenues may fluctuate due to a decline in securities trading volumes, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from our trading activities. Lower price levels of securities also may result in reduced trading activity and reduce our revenues from electronic brokerage transactions. Any decline in securities trading volumes, price or market liquidity or other market variables could have a material adverse effect on our operating results.

We are subject to net capital requirements that could limit our operations

         A significant operating loss or any unusually large charge against our net capital could adversely affect our ability to expand as planned or to maintain our present levels of business, which could have a material adverse effect on our operating results. The SEC and the NASD have strict rules that require each of our broker-dealer affiliates to maintain sufficient net capital. If we fail to maintain the required net capital, the SEC or the NASD may impose sanctions, including suspending or revoking our broker-dealers' registrations or memberships. Also, a change in the net capital rules, the imposition of new rules, a change in interpretation of the rules, or any unusually large charge against our net capital could limit our operations. In addition, the net capital requirements limit our ability to transfer funds from our broker-dealer affiliates to ourselves which may affect our ability to repay our debts or fund our operations.




We may be subject to lawsuits that could seriously harm our operating results and financial condition

         We may be subject to claims as a result of one or more of the matters described below. Any of these matters could give rise to claims or litigation that could subject us to liability for damages. We have limited liquidity and financial resources to satisfy any such claims. Moreover, any lawsuits, regardless of their merits, could be time-consuming, require us to incur significant legal expenses and divert management time and attention.


          . On April 26, 2002, we received a draft complaint from counsel for two shareholders of Universal Trading Technologies Corporation
               (UTTC), one of our subsidiaries, that named as defendants Vie Financial Group, UTTC, Innovations and specified present and former directors of UTTC. The draft complaint purports to assert claims arising, among other things, from purported pledges by us of UTTC's intellectual property and the creation of joint ventures that are claimed to have used UTTC's intellectual property, allegedly without compensation to UTTC or its shareholders. Among other claims, the draft complaint also purports to state claims for breach of fiduciary duty arising out of offers, which were not accepted, to acquire the shares of UTTC from these shareholders at a price that was allegedly too low. To our knowledge, the draft complaint has not yet been filed.
          . Our publicly traded Warrants expired on May 2, 2002. Under the Warrant Agreement dated as of May 7, 1996 with North American Transfer Co., as Warrant Agent, we were required to notify the Warrant Agent and the registered holders of the Warrants of specified adjustments to the exercise price of the Warrants and shares deliverable upon exercise of the Warrants. We failed to provide the Warrant Agent or the registered holders of the Warrants with required notices of adjustments to the exercise price that resulted from multiple issuances or deemed issuances of shares of common stock below the then current market price (as defined in the Warrant Agreement). To date, no claims related to the Warrant Agreement have been asserted.
          . On May 20, 2002, Finova filed a motion to add Vie Financial Group as a defendant in the case Finova Capital Corporation v. OptiMark Technologies, Inc., OptiMark, Inc and OptiMark Holdings, Inc., Docket No.: HUD-L-3884-01, Superior Court of New Jersey--Hudson County. Finova asserts claims arising out of an equipment lease agreement pursuant to which Finova alleges that OptiMark Technologies, Inc (now known as OptiMark US Equities, Inc.) agreed to lease certain equipment from Finova. Finova has made claims in unspecified amounts exceeding $6 million (plus interest, late charges, litigation costs and expenses) for, among other things, fraudulent conveyance of certain assets comprised, at least in part, of the intellectual property and non-cash assets acquired by us from Innovations pursuant to the Purchase Agreement. Finova has been successful in its motion to add us as a defendant. Pursuant to an indemnification agreement OptiMark US Equities, Inc. will indemnify us from any claims relating to the alleged fraudulent conveyance. If we are found liable for damages and OptiMark US Equities, Inc. is unable to fulfill its obligations under the indemnification agreement, then such litigation could have a material adverse impact on our financial condition and results of operations.

     Risks Related to this Offering and Your Investment in Our Common Stock

Sales of our shares by the selling stockholders, Innovations and other stockholders may depress our stock price

         Our selling stockholders may offer, from time to time, up to 44,164,274 shares of our common stock for sale by this prospectus. Sale of a substantial number of shares of our common stock in the public market by our selling stockholders could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.


         In addition, our principal stockholder, Innovations owns 608,707,567 shares of our common stock and has rights to acquire an additional 52,870,757 shares upon conversion of a note. Pursuant to an agreement with Innovations, we will be obligated to register the resale of these shares of common stock under certain conditions beginning November 7, 2002. In addition, we have certain contractual obligations to register the resale of additional shares of common stock owned by other stockholders. The future public sale of our common stock by Innovations and other stockholders that may control blocks of our common stock, and the conversion of our derivative securities and public sale of the common stock underlying these derivative securities, could dilute our common stock and depress its market value. These factors could also make it more difficult for us to raise funds through future offerings of common stock.





If we issue additional shares of our common stock upon the exercise of options or warrants or the conversion of our convertible note, or if we raise additional capital through the issuance of new securities, you will incur dilution and our stock price may decline


         Innovations currently holds a note that entitles it to acquire an additional 52,870,757 shares of common stock upon conversion of the note. In addition, as of September 30, 2002, we have outstanding options and warrants that may be exercised for an aggregate of 145,729,033 shares of common stock. If Innovations exercises its conversion rights to acquire the shares of common stock, our option and warrant holders exercise their securities, or if we raise additional capital through the issuance of new securities, the number of outstanding shares of our common stock will increase. To the extent that the number of outstanding shares of our common stock increases without a corresponding increase in the number of shares of common stock that you hold, you will incur dilution.


Your common stock may be adversely affected by our delisting from the Nasdaq National Market

         On November 7, 2001, our common stock was delisted from the Nasdaq National Market and began trading on the OTC Bulletin Board. Our stock was delisted as a result of our inability to maintain compliance with the minimum net tangible assets/ shareholders' equity requirement for continued listing on the Nasdaq National Market as required by Nasdaq Marketplace Rules. Our delisting could have an adverse effect on the liquidity of our common stock and upon your ability to obtain an accurate quotation as to the price of our common stock. In addition, it could be more difficult for us to raise funds through future offerings of common stock.

Our stockholders have approved a reverse stock split of our common stock, which if implemented could depress our stock price

         On September 13, 2002, our stockholders authorized our board of directors to consider and implement a reverse split of our common stock in a conversion ratio of between 1-for-10 and 1-for-30. If the board determines to effect a reverse split, it must set the record date, which shall be no later than October 31, 2002, for stockholders eligible to participate in the reverse stock split. If we implement a reverse stock split, the number of shares of common stock held by each stockholder would be materially reduced by multiplying the number of shares held immediately before the reverse stock by the ratio ultimately determined by the board. The effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied.

We do not expect to pay common stock dividends

     You will not receive payment of any dividends in the foreseeable future and the return on your investment may be lower than anticipated. We have never paid or declared any cash dividends upon our common stock, nor do we intend to. Our board of directors has discretion to declare cash dividends on our common stock and on our Series B preferred stock. While there are no contractual limitations on our ability to pay cash dividends on our common stock, based on our present financial status and contemplated future financial requirements, we do not anticipate declaring any cash dividends on the common stock. In determining whether to pay dividends, our board of directors considers many factors, including our earnings, capital requirements and financial condition.

                         Risks Related to Our Management

Recent board and management changes will impact our business direction


     Our future success depends upon the experience, skills and working relationship of our new board and management team. Since May 7, 2002, we experienced a complete change in the members of our board of directors. On October 9, 2002, we hired Dean Stamos to be our new Chief Executive Officer. We also have a new non-executive Chairman of our board, a new President and Chief Operating Officer, and a new Chief Financial Officer. The near-term success of our business will depend on the successful integration of these new members of our management team. The longer-term success of our operations will depend in large part upon the hiring and retention of key personnel, which may require, among other things, execution of acceptable employment agreements with these individuals. Our ability to operate successfully may be jeopardized if we are unable to attract and retain skilled management and personnel to conduct our business.


Sales or grants of stock to our employees and key individuals will reduce your ownership percentage


     We seek to attract and retain officers, directors, employees and other key individuals in part by offering them stock options and other rights to purchase shares of common stock. The exercise of these options, the grant of additional options, and the exercise thereof, could have a dilutive effect on our existing stockholders and may adversely affect the market price of our common stock. The exercise of options granted under our stock option plans will reduce the percentage ownership of our then-existing stockholders. We have reserved 190,221,115 shares of common stock for issuance pursuant to our 2002 Option Plan, 6,450,000 shares of common stock for issuance pursuant to our 1998 Stock Option Plan, 2,550,000 shares of common stock for issuance pursuant to our 1999 Stock Option Plan and 3,000,000 shares of common stock for issuance pursuant to our 2000 Incentive Plan.


Our principal stockholder exercises control over all matters submitted to a vote of stockholders and may not act in the interests of our other stockholders

     Our principal stockholder, Innovations, owns 608,707,567 shares of our common stock and has rights to acquire an additional 52,870,757 upon conversion of a note. Innovations' holdings represent approximately 88% of our outstanding capital stock, and approximately 89% of our outstanding common stock assuming conversion of the convertible note. As long as Innovations owns a majority of our outstanding common stock, Innovations will be able to elect a majority of our board of directors and control the outcome of any other matter submitted to a vote of our stockholders. Such matters could include:

..    the composition of our board of directors and, through it, decisions with respect to our business direction and policies, including the appointment and removal of officers;

..    any determinations with respect to mergers or other business combinations;

..    acquisition or disposition of assets;

..    our capital structure;

..    payment of dividends on our common stock; and

..    other aspects of our business direction and policies.

     As a result of Innovations' control, potential acquirers may be discouraged from seeking to acquire control through the purchase of our common stock, which could have a depressive effect on the price of our securities and will make it less likely that stockholders receive a premium for their shares as a result of any such attempt.

     In addition, as long as Innovations owns at least 20% of our common stock, Innovations will retain control over certain corporate decisions affecting us, including:

..    the issuance of shares of our common stock (with certain exceptions);

..    the repurchase or redemption of our securities;

..    a merger, consolidation or sale of substantially all of our assets; and

..    any changes in our business direction.


     As disclosed in a Schedule 13D filed by OptiMark Holdings, Inc. on May 17, 2002, OptiMark Holdings, Inc., OptiMark, Inc., a subsidiary of OptiMark Holdings, Inc., and the other stockholders of Innovations have entered into an agreement whereby the parties agreed to use their best efforts to consummate a merger of Innovations with and into Vie Financial Group. Pursuant to the agreement, upon consummation of the merger, each stockholder of Innovations would receive the number of shares of our common stock proportionate to such stockholder's interest in Innovations prior to the merger. The agreement contemplates that the merger shall take place any time after December 31, 2003, but not later than December 31, 2008.


                         Risks Related to Our Operations

Our growth may place strains on our managerial, operational and financial resources

     Our business is characterized by rapid technological change, changing customer demands and evolving industry standards. Our future success depends, in part, on how we respond to these demands. These demands will require us to introduce new products and services, enhance existing products and services and adapt our technology in a timely fashion. There can be no assurance that we will be capable of introducing new products and services, enhancing products and services or adapting our technology.

     Our current trading, communications and information systems have been designed to perform within finite capacity parameters. Although we believe we can accommodate a substantial increase in activity, our growth may require implementation of new and improved trading, communications and information systems. There can be no assurance that a significant increase in trading volumes or the introduction of new or multiple products will not result in systems failures or have a material adverse effect on our operating results.

Our trading activities expose our capital to potential losses


     We engage in securities trading activities, predominantly through our subsidiary Vie Securities acting as principal. These activities include the purchase, sale or short sale of securities and derivative securities for our own account. These activities are subject to a number of risks including price fluctuations and rapid changes in the liquidity of markets, all of which subjects our capital to significant risks.


Our compliance and risk management methods might not be fully effective in reducing our exposure to losses

         There can be no assurance that our risk management and compliance procedures will be adequate or effective to detect and deter compliance systems failures. Nor can we assure you that we will be able to manage our systems, technology and regulatory compliance growth successfully. Our inability to do so could have a material adverse effect on our business and our financial condition. The scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. We plan to continue to revise formal compliance procedures for the proprietary trading system we are operating through our subsidiary Vie Securities.


Our brokerage operations expose us to liability for errors in handling customer orders

         Errors in performing clearing services or execution services, including clerical and other errors related to the handling customer orders could lead to regulatory sanctions and civil penalties imposed by applicable authorities as well as potential losses and liability resulting from lawsuits brought by customers or others. We provide execution services to each of our trading system customers and execute orders on behalf of each of our broker-dealer affiliates. In conjunction with our clearing brokers, we provide clearing services, which include the confirmation, receipt, settlement and delivery functions, involved in securities transactions.

Our clearing agents may fail to provide our customers or us with accurate information about securities transactions

         We rely on our clearing brokers to discharge their obligations to our customers and us on a timely basis. If they fail to do so, our trading operations may suffer. Our trading and information systems are coordinated with the clearing and information systems of our clearing brokers. We rely on these systems to furnish us with certain information necessary to run our business, including transaction summaries, data feeds for compliance and risk management, execution reports and trade confirmations. These systems may experience systems failure, interruptions, capacity constraints, or other errors.

Financial or other problems experienced by third parties could have an adverse effect on our business and our operating results

         We are exposed to credit risk from third parties that owe us money, securities, or other obligations. Any failure by these third parties to discharge adequately their obligations in a timely basis or any event adversely affecting these third parties could have a material adverse effect on our financial condition and results of operations. These parties include our customers, trading counter parties, clearing agents, exchanges and other financial intermediaries.

Conditions beyond our control could adversely affect our business and operating results

         Our business and operating results are very dependent upon equity trading volumes. Many conditions beyond our control can adversely effect such trading volumes, including national and international economic, political and market conditions, investor sentiment, the availability of funding and capital, the level and volatility of interest rates, legislative and regulatory changes, inflation, and similar broad trends. With reduced trading volumes, we may expect to receive fewer transactions with concomitantly reduced transaction fees and commissions from our broker-dealer operations.

                  Risks Related to Our Technology and Products

We will be dependent on new and existing transaction products to generate revenues

         Our future revenues will depend primarily on the volume of securities traded on our systems and generated by our transaction-related products. The success of these systems and products is heavily dependent upon their acceptance by broker-dealers, institutional investors and other market participants. Failure to obtain such acceptance could result in lower volumes and a lack of liquidity in these systems and products. While we continue to solicit customers to use our systems and products, there can be no assurance that we will attract a sufficient number of such customers.

         We may receive a substantial portion of our order flow through electronic communications gateways, including a variety of computer-to-computer interfaces and the Internet. Our electronic brokerage services involve alternative forms of order execution. Accordingly, substantial marketing, sales efforts and strategic relationships may be necessary to educate and acquire prospective customers regarding our electronic brokerage services and products. There can be no assurance that our marketing, sales efforts and strategic initiatives will be successful in educating and attracting new customers.

If any of our computer and communications systems fail, our business will be adversely affected

         Any computer or communications system failure or decrease in computer systems performance that causes interruptions in our operations could have a material adverse effect on our business, financial condition and operating results. We currently do not provide our customers with backup trading systems or complete disaster recovery systems.

         Our trading systems and proprietary trading activities depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary trading volumes or other events could cause our computer systems to operate at an unacceptably low speed or even fail. We cannot assure you that our network protections will work. Any significant degradation or failure of our computer systems or any other systems in the trading process could cause customers to suffer delays in trading. These delays could cause substantial losses for customers and could subject us to claims from customers for losses.

Software "bugs," errors and malfunctions may expose us to losses

         Complex software such as ours often contains undetected errors, defects or imperfections. These bugs could result in service interruptions or other problems for us and our customers. Despite rigorous testing, the software used in our products could still be subject to various risks associated with systems errors, malfunctions and employee errors. In addition, because our products often work with software developed by others, including vendors and customers, bugs in others' software could damage the marketability and reputation of our products. Given the competitive environment for electronic equity trading execution, investors could elect to use our competitors' products on a temporary or permanent basis to complete their trades. Prolonged service interruptions resulting from natural disasters could also result in decreased trading volumes and the loss of customers. Problems regarding our VWAP trading algorithms, which we will use to provide proprietary trading commitments, could result in material tracking errors and in significant proprietary trading losses.

Our networks may be vulnerable to security breaches

         Our networks may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our customers' confidential information or cause interruptions or malfunctions in our operations. The secure transmission of confidential information over public networks is a critical element of our operations. We have not in the past experienced network security problems. We may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We can provide no assurance that our current or future security measures will protect against all security risks in the future.

We may not receive accurate and timely financial data from our third-party suppliers, which may cause us to lose customers and be subject to litigation

         We depend upon third-party information suppliers to accurately provide and format financial data, in many cases on a real-time basis. If these suppliers fail to supply accurate or timely information, our customers may develop an adverse perception of our trading systems and cease doing business with us. We may also be subject to claims for negligence or other theories based on the nature and content of information we provide our customers. Any liability arising from third party supplied data could have a material adverse effect on our financial condition and operating results.

         We receive consolidated New York Stock Exchange listed trading information, including real-time quotes, last sale reporting, volume and price information and error reports from a number of third parties, including the New York Stock Exchange, the Consolidated Tape Association and the Securities Industry Automation Corporation. We then calculate the volume weighted average price information for the listed securities traded in our systems and distribute this information to our customers. We also use this information for pricing matched orders executed in our systems.

Our competitive position may be adversely affected by others' unauthorized use of our intellectual property

         Although we believe our services and products do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert infringement claims against us in the future. Our competitive position may also be adversely affected by the unauthorized use of our proprietary information. Any such assertions by third parties could result in costly litigation, in which we may not prevail. Also, in such event, we may be unable to license any patents or other intellectual property rights from third parties on commercially reasonable terms, if at all. Litigation, regardless of its outcome, could also result in substantial cost and diversion of our already limited resources. Any infringement claims or other litigation against us could materially impact our operating results and financial condition.

         We regard our products and the research and development that went into developing them as our property. Unauthorized third parties could copy or reverse engineer certain portions of our products or obtain or use information that we regard as proprietary. In addition, our trade secrets could become known to or be independently developed by our competitors. We rely primarily on a combination of trademark and trade secret protection, employee and third party confidentiality and non-disclosure agreements, license agreements, and other intellectual property protection methods to protect these property rights. However, we have not received any patent awards, nor have we filed for federal copyright protection relating to current product lines.

                          Risks Related to Our Industry

We are subject to risks associated with the securities industry generally

         The securities business is subject to various risks, including customer default, employees' misconduct, errors and omissions by traders and order takers, and litigation. These risks are often difficult to detect beforehand or to deter. Losses associated with these risks could have a material adverse effect on our business, financial condition and operating results.

         We derive most of our revenue from trading in existing equity securities, including most of the securities in the S&P 500, Russell 1000, and Nasdaq 100 indices. Any reduction in revenues resulting from a decline in the secondary market trading volume for these equity securities could have a material adverse effect on our business and operating results. Additionally, further declines in cash flows into the U.S. equity markets or a slowdown in equity trading activity by broker-dealers and other institutional investors may have an adverse effect on the securities markets generally, and could result in lower revenues from our trading systems.

Our business could be adversely affected by extensive government regulation

         The regulatory environment in which we operate is subject to change. New or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities, self-regulatory organizations or the NASD could have a material adverse effect on our business. Changes in the interpretation or enforcement of existing laws and rules by these governmental authorities, self-regulatory organizations and the NASD could also have a material adverse effect on our business, financial condition and operating results. The SEC, the NASD, other self-regulatory organizations and state securities commissions require strict compliance with their rules and regulations.

         Failure to comply with any of these laws, rules or regulations could result in adverse consequences. An adverse ruling against us and/or our officers and other employees could result in us and/or our officers and other employees being required to pay a substantial fine or settlement and could result in suspension or expulsion. This could have a material adverse effect on our business and results of operations.

         Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect securities firms. We cannot predict what effect any such changes might have. Our business, financial condition and operating results may be materially affected by both regulations that are directly applicable to us and regulations of general application. Our levels of trading system activity and proprietary trading can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.

Our industry is highly competitive

         The SEC's regulations governing alternative trading systems have lowered the barriers to entering the securities trading markets. We face competition from traditional securities exchanges, which could establish similar trading systems in an attempt to increase or retain their respective trade volumes. We also face competition from other alternative trading systems and leading brokerage firms offering similar trade execution services. In particular, our guaranteed liquidity program competes with services provided by traditional broker-dealers, proprietary trading firms such as Susquehanna, Timberhill/Interactive Brokers, and alternative trading systems established by companies such as Investment Technology Group, Instinet and Bloomberg.

         Many of our competitors have substantially greater financial, research, development, sales, marketing and other resources than we have and many of their products have established operating histories. While we believe that our products and services offer certain competitive advantages, our ability to maintain these advantages will require continued investment in product development, additional marketing, and customer support activities. We may not have sufficient resources to continue to make these investments, while our competitors may continue to devote significantly more resources to their services. Also, we cannot be sure that our products will result in a competitive advantage to our customers.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements included in this prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

..        our ability to achieve expected trading volumes and revenues;

..        our ability to maintain or reduce current operating expense levels;

..        our dependence on proprietary technology;

..        fluctuations in securities trading volumes, prices and market liquidity;

..        our ability to develop markets for our products and intended future products;

..        technological changes and costs of technology;

..        industry trends;

..        competition;

..        changes in business strategy or development plans;

..        availability of qualified personnel;

..        changes in government regulation;

..        general economic and business conditions; and

..        other risk factors referred to in this prospectus under the heading
         "Risk Factors".

         In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or other forms of or the negative of those terms or other comparable terms.

         Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not have a duty to update any of the forward-looking statements after the date of this filing.

                                 USE OF PROCEEDS

            We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The offering is made to fulfill our contractual obligations to the selling stockholders to register the common stock held by, or issuable to, the selling stockholders. We have agreed to bear all expenses, other than selling commissions and fees and expenses of counsel and other advisers to the selling stockholders, in connection with the registration of the shares being offered. All proceeds from the sale of the shares will be for the accounts of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

            Notwithstanding the above, some of the shares covered by this prospectus are to be issued pursuant to the exercise of warrants we previously issued. To the extent the warrants are exercised through payment of the purchase price in cash, rather than a cashless exercise, we will receive the proceeds from such exercise. Such an event, however, is not related to the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         All of the offered shares are to be sold by the selling stockholders listed below. The selling stockholders acquired their shares, warrants, and options in separate transactions, which are described below. Of the total 44,164,274 shares of common stock offered hereby, 33,164,274 shares are currently owned by the selling stockholders and 11,000,000 shares are issuable upon the exercise of outstanding warrants and options to purchase our common stock.

         For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of each of the warrants and options is the number stated on the face thereof. The number of shares issuable upon exercise of the warrants and options, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, reverse stock split, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to the warrants and options.

Beneficial Ownership of Selling Stockholders

         The following table sets forth information regarding shares of our common stock beneficially owned by the selling stockholders as of September 30, 2002, based on information provided to us by the selling stockholders. Beneficial ownership is determined in accordance with SEC rules and generally indicates that a person holds voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of September 30, 2002, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding shares of common stock.

                                     Beneficial Ownership of         Number of shares              Ownership
                                    Common Stock Prior to the        to be sold under           of Common Stock
                                             Offering                this Prospectus         After the Offering (1)
                                  ------------------------------    ------------------      ------------------------
                                      Number of      Percent of                              Number       Percent of
           Name                        Shares         Class(2)                              of Shares      Class(2)
----------------------------      ----------------  ------------    ------------------      ----------    ----------
Kingsway Securities
   Holdings Limited              (3) 29,489,274        4.26%            30,489,274                 0             *
HK Weaver Group
    Limited (4)                      11,000,000        1.59%            12,000,000                 0             *
RGC International
   Investors, LDC                (5)  5,235,957        0.75%             9,000,000           735,957         0.11%
Fredric W. Rittereiser                4,513,500        0.65%             4,000,000           513,500         0.07%
Arthur J. Bacci                         286,100        0.04%               275,000            11,100             *
Matthew J. Saltzman                     400,000        0.06%               400,000                 0             *


   (1) Assuming the sale by each selling stockholder of all of the shares of common stock offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.


   (2) The percentages have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 691,674,817, which is the number of shares of common stock actually outstanding on September 30, 2002, and (b) shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days by the selling stockholder with respect to which such percentage is calculated.

   (3) Includes 18,489,274 shares of common stock owned by Kingsway Securities Holdings Limited, 10,000,000 shares owned by HK Weaver, and 1,000,000 shares issuable upon exercise of options which are exercisable within 60 days and are owned by HK Weaver.

   (4) Kingsway Securities Holdings Limited has sole voting or investment power with respect to HK Weaver.


   (5) Includes 535,957 shares of common stock owned by RGC International Investors, LDC, 200,000 shares of common stock issuable upon exercise of warrants issued in August, 1999, and 4,500,000 shares of common stock issuable upon exercise of the portion of the warrant issued in April, 2002 which is exercisable within 60 days.


     *   Less than 0.01%

Kingsway Securities Holdings Limited and HK Weaver Group Limited

         HK Weaver Group, Limited, a British Virgin Islands company (HK Weaver), is our joint venture partner in Kingsway-Ashton Asia, Limited. HK Weaver is also a holding company and a subsidiary of Kingsway International Holdings Limited, a Bermuda company. Kingsway Securities Holdings Limited, a British Virgin Islands company, is also a subsidiary of Kingsway International Holdings.


         On January 30, 2002, HK Weaver agreed to lend us up to $500,000 under a bridge loan agreement, which agreement was amended on April 29, 2002. The bridge loan was repayable on the earliest to occur of (i) May 6, 2002, (ii) closing of Innovations' purchase of our common stock, or (iii) default under the bridge loan. $250,000 of the loan amount was repayable through our mandatory issuance of 5 million shares of common stock, and the remaining $250,000 was either convertible into an additional 5 million shares of our common stock or repayable in cash, at the option of HK Weaver. We drew a total of $500,000 on the bridge loan during February 2002. On May 7, 2002, HK Weaver converted the entire $500,000 note into 10 million shares of our common stock. In connection with the bridge loan agreement, we granted HK Weaver a three-year option to purchase two million shares of our common stock at an exercise price equal to the price per share to be paid by Innovations upon closing of our securities purchase agreement with Innovations, or $0.0448. The options vest in quarterly installments of 500,000 each, beginning on August 7, 2002.

         Pursuant to the terms of a stock purchase agreement, dated as of January 12, 2000, by and among HK Weaver, Vie Financial Group, and UTTC, our subsidiary, HK Weaver acquired beneficial ownership of 123,240 shares of UTTC's Series KW preferred stock in a private placement, for an aggregate purchase price of $3,000,000. HK Weaver subsequently transferred ownership of the Series KW preferred stock to Kingsway Securities Holdings Limited. In accordance with the terms of the Series KW preferred, since UTTC had not completed an initial public offering by December 31, 2001, 41,080 shares of the Series KW preferred was convertible into 3.477 shares each of our common stock, and 82,160 shares of the Series KW preferred was convertible at the liquidation value divided by the average closing price of our common stock for the twenty trading days preceding conversion. On December 12, 2001, all 123,240 shares of the Series KW preferred were converted into 18,489,274 shares of our common stock.

         On May 3, 2002, we entered into a registration rights agreement with HK Weaver and Kingsway Securities Holdings Limited, whereby we agreed to register the 18,489,274 shares of our common stock owned by Kingsway Security Holdings Limited and the 10 million shares of our common stock issued to HK Weaver upon conversion of the bridge loan. We also agreed, pursuant to the bridge loan agreement, to register the 2 million shares issuable upon conversion of the option issued to HK Weaver.


RGC International Investors, LDC

         On April 11, 2002, we entered into a securities exchange agreement with RGC International Investors, LDC, a Cayman Islands limited duration company
(RGC), pursuant to which RGC exchanged its 9% secured convertible note in the original principal amount of approximately $5.1 million for a four-year, 7.5% non-convertible zero-coupon senior secured note in the principal amount of approximately $4.75 million (the Exchange Note) and a five-year warrant to purchase 9 million shares of our common stock at an exercise price of $0.0448 per share. The Exchange Note is secured by a blanket, first priority lien on all of our assets (excluding certain intellectual property assets given as consideration to us as part of the transactions with Innovations).

         We may redeem the Exchange Note at any time, in whole but not in part, for an amount equal to: 30% of the principal amount thereof plus all accrued and unpaid interest in year one; 53.3% of the principal amount thereof plus all accrued and unpaid interest in year two; 76.6% of the principal amount thereof plus all accrued and unpaid interest in year three; and 100% of the principal amount thereof plus all accrued and unpaid interest thereafter.

         The warrant becomes exercisable as to 2,250,000 shares on each of the 90/th/ day, the 180/th/ day and the 270/th/ day after the date of the warrant and becomes exercisable in full on the 360/th/ day after the date of the warrant. In addition the warrant becomes immediately exercisable in full in the event we experience a change of control, as such term is defined in the warrant. In no event, however, is RGC entitled to exercise and purchase a number of shares of our common stock which would result in RGC's beneficially owning more than 4.9% of the outstanding shares of our common stock. The warrant includes standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, reverse stock split, stock dividend, recapitalization or similar transaction.

         On May 3, 2002, we entered into a registration rights agreement with RGC, whereby, under certain circumstances, we agreed to register the 9 million shares issuable upon exercise of the warrant. The shares that may be offered pursuant to this prospectus include the 9 million shares of common stock issuable upon exercise of the warrant.

Fredric W. Rittereiser

         On April 15, 2002, we entered into a separation agreement with our former Chief Executive Officer, Frederic W. Rittereiser that became effective on May 7, 2002. As consideration for Mr. Rittereiser's resignation, release of claims and on-going non-solicitation, non-competition and non-disclosure obligations, Mr. Rittereiser received: (i) a $100,000 cash payment, (ii) expenses incurred by Mr. Rittereiser from January 18, 2002 through May 7, 2002 totaling $6,000 and (iii) 4 million shares of our common stock to be registered on the first registration statement we file within 60 days of the effective date. According to the terms of the separation agreement, Mr. Rittereiser would also receive (i) a $50,000 payment within one year of the effective date and
(ii) healthcare insurance paid by us for one year following the effective date. On July 3, 2002, we paid the final $50,000 payment to Mr. Rittereiser, and we and Mr. Rittereiser agreed to amend the separation agreement to extend the 60-day deadline for filing a registration statement to register the resale of his shares to September 30, 2002. The shares that may be offered pursuant to this prospectus include the 4 million shares of common stock issued to Mr. Rittereiser.

Arthur J. Bacci


         On January 7, 2002, we entered into a consulting agreement with Arthur
J. Bacci, the former President and Chief Operating Officer, and a former director, of Vie Financial Group. In consideration for his services in the negotiation of definitive purchase agreements with Innovations, we paid Mr. Bacci a cash payment of $10,000 and Mr. Bacci's medical coverage through April 1, 2002. Further, on June 13, 2002, we agreed to issue 275,000 shares of common stock to Mr. Bacci in connection with his services in the Innovations transaction. We did not grant Mr. Bacci contractual registration rights with respect to these shares, however we agreed to include the resale of his shares in this registration statement. The shares that may be offered pursuant to this prospectus include the 275,000 shares of common stock issued to Mr. Bacci.


Matthew Saltzman


         On April 30, 2002, we entered into a final settlement agreement with Matthew Saltzman, the former President of our subsidiary, Electronic Market Center, Inc., in connection with an arbitration award granted to Mr. Saltzman by the American Arbitration Association. Pursuant to the terms of the settlement, we: (i) paid Mr. Saltzman an aggregate of $150,000 in cash; (ii) are obligated to pay Mr. Saltzman an additional $50,000 in cash, together with interest accrued thereon from January 30, 2002 at an annual rate of 9%, on or before May 7, 2003; and (iii) issued 400,000 shares of our common stock to Mr. Saltzman. For such consideration, Mr. Saltzman executed a release and waiver of all claims against us, including, without limitation, claims in connection with the arbitration. As part of the final settlement agreement with Mr. Saltzman, we agreed to register the 400,000 shares of common stock we issued to him on our next registration statement. The shares that may be offered pursuant to this prospectus include the 400,000 shares of common stock issued to Mr. Saltzman.


                              PLAN OF DISTRIBUTION

         The shares offered by this prospectus may be sold from time to time by the selling stockholders, who consist of the persons named as selling stockholders above and those persons' pledges, donees, transferees or other successors in interest. The selling stockholders may sell the offered shares on any stock exchange, national quotation system or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. They may sell shares by one or a combination of the following:

         . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         . an exchange distribution in accordance with the rules of the applicable exchange or national quotation system;

         .   privately negotiated transactions;

         . if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus;

         . broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

         .   a combination of any such methods of sale; and

         .   any other method permitted pursuant to applicable law.

         The selling stockholders may enter into hedging transactions with broker-dealers relating to distributions of the shares or other transactions. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver these shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares which are loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus. Some or all of the shares offered in this prospectus also may be sold to or through an underwriter or underwriters (with a supplement or amendment to this prospectus, if necessary). Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not engage in market-making activities for our common stock during some restricted periods. Additionally, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to each selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares

         In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such selling stockholders in amounts to be negotiated prior to the sale. Such selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to the Securities Act of 1933, setting forth:


         .   the name of each of the participating broker-dealers,


         .   the number of shares involved,

         .   the price at which the offered shares are to be sold,

         . the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,


         . a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         .   any other facts material to the transaction.

         We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. To the extent, if any, that a selling stockholder may be considered an "underwriter" within the meaning of the Securities Act of 1933, the sale of the shares by it shall be covered by this prospectus.

         We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith, and we will not receive any proceeds from the sale of the offered shares.

         In order to comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                          DESCRIPTION OF CAPITAL STOCK

         On September 30, 2002, our authorized capital stock consisted of 1,000,000,000 shares of common stock, par value $.01 per share, of which 691,674,817 were issued and outstanding, and 3,000,000 shares of Preferred Stock, of which 44,000 were issued and outstanding. On September 13, 2002, our stockholders authorized our board of directors to consider and implement a reverse split of our common stock in a conversion ratio of between 1-for-10 and 1-for-30. If the board determines to effect a reverse split, it must set the record date, which shall be no later than October 31, 2002, for stockholders eligible to participate in the reverse stock split. If we implement a reverse stock split, the number of shares of common stock held by each stockholder would be materially reduced.

Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and are entitled to receive any dividends that are declared by our board of directors. The common stock has no other rights attached to it, and there are no preemptive or sinking fund provisions applicable to the common stock. However, pursuant to the Investors' Rights Agreement, Innovations has preemptive rights to subscribe for future sales of our common stock. All of the shares of common stock offered by us under this prospectus are fully paid and non-assessable. If we issue any additional shares of common stock, your rights as holders of common stock could be affected, your proportionate ownership interest could be diluted and the value of your common stock could be reduced.

Preferred Stock

         We are authorized to issue up to 3,000,000 shares of Preferred Stock. We have already issued an aggregate of 969,349 shares of preferred stock in the following six series:

         .   251,844 shares of Series A Convertible PIK Preferred Stock,
         .   592,500 shares of Series B Convertible Preferred Stock,
         .   105,000 shares of Series C Convertible Preferred Stock,
         .   3.15 shares of Series D Convertible Preferred Stock,
         .   2.1 shares of Series E Convertible Preferred Stock, and
         .   20,000 shares of Series F Convertible Preferred Stock.

         At September 30, 2002, the only outstanding shares of our preferred stock are 44,000 shares of the Series B Convertible Preferred Stock. We have already converted and retired all of the Series A, C, D, E and F Convertible Preferred Stock, although we may issue further series of preferred stock. Our board of directors will determine the terms of any future series without input from our stockholders. The terms of any issuance of preferred stock may include voting rights (including the right to vote as a series on particular matters), which could be superior to those of the shares of common stock, may have preferences over the shares of common stock as to dividends and distributions in liquidation, conversion and redemption rights (including the right to convert into shares of common stock) and sinking fund provisions. If we issue additional preferred stock, your rights as holders of common stock could be affected, your proportionate ownership interest could be diluted and the value of your common stock could be reduced.

Anti-Takeover Provisions

         We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) we approve the business combination in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


         Prior to closing the purchase agreement with Innovations, our board of directors took action, however, to make the provisions of Section 203 inapplicable to a future transaction with Innovations or Innovations' affiliates. Any merger, consolidation or similar transaction with Innovations will not be subject to Section 203 and super-majority approval of any such transaction will not be required because our board of directors has approved the transactions resulting in Innovations becoming an interested stockholder of ours.

         Our Bylaws provide that (i) the authorized number of directors may be changed only by resolution of the board of directors, and (ii) directors can be removed only with or without cause by a majority vote of the stockholders. Our Bylaws also provide that our board of directors be notified not fewer than 60 and not more than 90 days prior to any stockholders' meeting or any stockholder proposals or nominations of directors by the stockholders. These provisions could delay, deter, or prevent a change in control of Vie Financial Group, depress the market price of our common stock, or discourage hostile bids in which our stockholders could receive a premium for their shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus, which is part of the registration statement, does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and to the common stock, you should review the registration statement and the exhibits. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the Public Reference Section of the SEC at Room 1024, Washington, D.C., Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

         Our common stock is quoted on the OTC Bulletin Board.

                                  LEGAL MATTERS

         William W. Uchimoto, our general counsel, has passed upon the legal matters with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

         Goldstein Golub Kessler LLP, or GGK, New York, New York, has audited the consolidated financial statements of the Company and subsidiaries for the two fiscal years ended March 31, 2002 and March 31, 2001 incorporated by reference in this prospectus and registration statement. We have relied on GGK's report in incorporating these financial statements given GGK's expertise in accounting and auditing.

             IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS

         The SEC allows us to "incorporate by reference," the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities covered by this prospectus are sold:

                   . Our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2002;

                   . Our Quarterly Report on Form 10-Q for the period ended June 30, 2002; and

                   .       Our Current Report on Form 8-K filed August 14, 2002.

         In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated herein by reference.

           Upon the request of any person, including any beneficial owner of our common stock, to whom this prospectus is delivered, we will provide, at no cost, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of the filings containing any of this information by writing or telephoning us at the following address or telephone number:


                                    Secretary
                            Vie Financial Group, Inc.
                               Eleven Penn Center
                          1835 Market Street, Suite 420

                        Philadelphia, Pennsylvania, 19103
                                 (215) 789-3300

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale of the common stock being registered.

          SEC registration fee ...................    $    552
          Legal fees and expenses ................    $  5,000
          Accounting fees and expenses ...........    $  2,500
          Printing expenses ......................    $    500
                                                      --------
          Total ..................................    $  8,552

         We will bear all of the costs and expenses of the offering. The selling stockholders will not pay any of the expenses of this offering.

Item 15. Indemnification of Directors and Officers

         The Delaware General Corporation Law authorizes us to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. In addition, we have obtained $20 million of Directors' and Officers' Liability Insurance, which insures our officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of Vie Financial Group. We pay annual premiums of approximately $549,000 on this policy.


         In accordance with Delaware General Corporation Law, Article 7 of our Amended Certificate of Incorporation provides as follows:

         SEVENTH: Directors of the Corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation, or (4) a transaction from which the director derived an improper personal benefit.


         In addition, Article IX of our By-laws provides that our officers and directors shall be entitled to indemnification to the maximum extent permitted by Delaware law.

Item 16. Exhibits

         The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number       Description
------       -----------


5.1          Opinion of Mr. William W. Uchimoto, General Counsel of Vie
                 Financial Group, Inc.*
10.1         UTTC Certificate of Designation for Series KW Convertible Preferred
                 Stock (1)
10.2         Short-term Bridging Loan - Principal sum of US$500,000 between Vie
                 Financial Group, Inc. and HK Weaver Group Limited, dated January 30, 2002 (2)
10.3         Stock Purchase Warrant of Vie Financial Group, Inc. issued in favor of RGC International Investors, LDC. (3)
10.4         Separation Agreement and Release dated as of April 15, 2002 by and between Vie Financial Group, Inc. and Fredric W. Rittereiser
                 (3)
10.5         Settlement Agreement, dated as of January 30, 2002, as amended
                 April 30, 2002 by and between Vie Financial Group, Inc. and
                  Matthew J. Saltzman*
10.6         Employment Agreement between Vie Financial Group, Inc. and Dean
                 Stamos, dated October 8, 2002.
23.1         Consent of Goldstein Golub Kessler LLP
23.2         Consent of William W. Uchimoto, General Counsel of Vie Financial
                 Group, Inc. (incorporated by reference to Exhibit 5.1)*
24.1         Power of Attorney *

(1)  Incorporated by reference to Form 10-K, for the year ended March 31, 2000.
(2)  Incorporated by reference to Form 8-K, dated January 30, 2002.
(3)  Incorporated by reference to Form 8-K, dated May 7, 2002.
*    Previously filed.


Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 24, 2002.

                                                 VIE FINANCIAL GROUP, INC.

                                                 By:  /s/ Dean Stamos
                                                      --------------------------
                                                 Dean Stamos
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                           Title                                Date
       *                   Director and Non-Officer Chairman          October 24, 2002
-------------------
Donald E. Nickelson

/s/ Dean Stamos            Director and Chief Executive Officer       October 24, 2002
-------------------        (Principal Executive Officer)
Dean Stamos

                                         Director           October 24, 2002
_________________________________
James R. Boris

                     *                   Director           October 24, 2002

_________________________________
Ronald D. Fisher

                     *                   Director           October 24, 2002
_________________________________
Jonathan F. Foster

                     *                   Director           October 24, 2002
_________________________________
Roy S. Neff

                                         Director           October 24, 2002
_________________________________
William A. Lupien

                     *                   Director           October 24, 2002
_________________________________
Carmine F. Adimando

                     *                   Director           October 24, 2002
_________________________________
Fred S. Weingard

                                              Executive Vice President and Chief         October 24, 2002
/s/ James S. Pak                              Financial Officer (Principal Financial
------------------------------------          Officer)
James S. Pak

                     *                        Executive Vice President, Finance          October 24, 2002
                                              (Principal Accounting Officer)
____________________________________
Jennifer L. Andrews

/s/ James S. Pak

* Executed on behalf of these persons by James S. Pak, duly appointed attorney-in-fact of such person

                                  EXHIBIT INDEX

Exhibit
Number       Description

5.1          Opinion of William W. Uchimoto, General Counsel of Vie Financial
             Group, Inc. *
10.1         UTTC Certificate of Designation for Series KW Convertible Preferred
             Stock (1)
10.2 Short-term Bridging Loan - Principal sum of US$500,000 between Vie Financial Group, Inc. and HK Weaver Group Limited, dated January 30, 2002 (2)
10.3 Stock Purchase Warrant of Vie Financial Group, Inc. issued in favor of RGC International Investors, LDC. (3)
10.4 Separation Agreement and Release dated as of April 15, 2002 by and between Vie Financial Group, Inc. and Fredric W. Rittereiser (3)
10.5 Settlement Agreement, dated as of January 30, 2002, as amended April 30, 2002, by and between Vie Financial Group, Inc. and Matthew J. Saltzman*
10.6 Employment Agreement between Vie Financial Group, Inc. and Dean Stamos, dated October 8, 2002.
23.1         Consent of Goldstein Golub Kessler LLP
23.2 Consent of William W. Uchimoto, General Counsel of Vie Financial Group, Inc. (incorporated by reference to Exhibit 5.1)*
24.1         Power of Attorney*


(1) Incorporated by reference to Form 10-K, for the year ended March 31, 2000.
(2)    Incorporated by reference to Form 8-K, dated January 30, 2002.
(3)    Incorporated by reference to Form 8-K, dated May 7, 2002.
*      Previously filed.